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                                                                       EXHIBIT 5

                             BAKER & BOTTS, L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                           Houston, Texas 77002-4995


                               February 23, 1999

Pennzoil-Quaker State Company
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967

Gentlemen:

     As set forth in the Registration Statement on Form S-8 to be filed by Pennzoil-Quaker State Company (the "Company") under the Securities Act of 1933, as amended (the "Act"), relating to 200,000 shares ("Shares") of common stock, par value $0.10 per share, of the Company issuable under the terms of the Pennzoil-Quaker State Company Thrift and Stock Purchase Plan (the "Plan"), certain legal matters in connection with the Common Stock and the participation in the Plan are being passed upon for the Company by us.

     In our capacity as counsel to the Company in the connection referred to above, we have familiarized ourselves with the Company's Restated Certificate of Incorporation and By-laws and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based on our examination as aforesaid, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. Participation in the Plan is valid under the laws of the State of Delaware.

     3. Upon the due authorization, issuance and sale of Shares by the Company to the Plan trustee from time to time pursuant to the provisions of the Plan for a consideration at least equal to the par value of such Shares, such Shares will be validly issued, fully paid and nonassessable.
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     We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                    Very truly yours,

                                    /s/ Baker & Botts, L.L.P.
                                    ---------------------------------
                                    BAKER & BOTTS, L.L.P.